Exhibit 5.1

Kenneth J. Rollins

T: +1 858 550 6136

krollins@cooley.com

December 3, 2013

Xencor, Inc.

111 West Lemon Avenue, 2nd Floor

Monrovia, CA 91016

Ladies and Gentlemen:

We represent Xencor, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the filing by the Company, of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 6,265,559 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), including (i) 1,803,685 shares (the “2010 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2010 Equity Incentive Plan (the “2010 Plan”), (ii) 4,194,133 shares (the “2013 Plan Shares”) reserved for issuance pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), and (iii) 267,741 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2010 Plan, the 2013 Plan and the ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Sixth Amended and Restated Certificate of Incorporation, and Bylaws, as amended, as currently in effect, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion the 2010 Plan Shares, when sold and issued in accordance with the 2010 Plan, the 2013 Plan Shares, when sold and issued in accordance with the 2013 Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Kenneth J. Rollins
Kenneth J. Rollins